Order 97-9-11
                                     Served September 11, 1997

                        UNITED STATES OF AMERICA
                      DEPARTMENT OF TRANSPORTATION
                        OFFICE OF THE SECRETARY
                            WASHINGTON, D.C.




  Issued by the Department of Transportation
                      on the 10th day of September, 1997


    Applications of

        BALTIA AIR LINES, INC.             Dockets   OST 96-2032
                                                     OST-97-2763
    for    exemptions    from    the
   revocation provisions of  section
   14 CFR 204.7





             ORDER GRANTING REQUESTS FOR AN EXEMPTION AND
               FOR CONFIDENTIAL TREATMENT OF DOCUMENTS



                                Summary

  By this order, the Department of Transportation is confirming staff action taken by letter dated February 6, 1997, granting the request of Baltia Air Lines, Inc., for an exemption, until August 7, 1997, from the provisions of section 204.7 of the Department's rules (14 CFR 204.7) which provides for the revocation of the carrier's certificate authority if it fails to commence its proposed air transportation operations within one year of the date of issuance of the Department's Order finding it fit to do so. By this order, we are also granting Baltia a further exemption from the revocation provisions of section 204.7 until February 7, 1998, to institute its proposed foreign scheduled air transportation operations between New York, New York, and St. Petersburg, Russia (Route 688). The order also grants Baltia's request for confidential treatment of certain documents.

  Background

  The Department tentatively found Baltia fit, willing, and able to engage in foreign scheduled air transportation by Order 96-1-24, issued January 22, 1996 (Docket OST-95-396). In that order, we reminded the company that, according to section 204.7(a) of our rules, if it did not initiate its foreign scheduled operations within one year of the date on which the Department made a final determination of Baltia's fitness, its authority would be revoked for dormancy. That final fitness determination was made in Order 96-2-51, issued February 7, 1996; thus, the one-year period Baltia had in which to become operational ended on February 7, 1997.

  On December 20, 1996, Baltia filed in Docket OST-96-2032 a request for a six-month exemption from the revocation-for-dormancy provisions of section 204.7, on the grounds that additional time was needed to complete its public stock offering and FAA certification. In view of the progress the company had made toward becoming operational, the Department, by staff action taken in a letter to Baltia dated February 6, 1997, granted Baltia the requested six-month extension, until August 7, 1997.


  Request for Exemption

  On July 24, 1997, Baltia filed in Docket OST-97-2763 a request for a further exemption from the revocation provisions of section
  204.7. 1    Baltia stated that it would require up to an additional six months, until February 7, 1998, to complete its financing arrangements and FAA certification. The company provided updated fitness information, evidence of its progress toward operational readiness and arguments in support of its request for additional time to complete that work.2


  Fitness

  The applicant asserts that its majority ownership remains unchanged. Baltia presently has approximately 127 stockholders. After the closing of the stock offering, 56.8 percent of Baltia's outstanding stock will be owned by the company's officers and directors (without considering exercise of any warrants or options), with the largest holding (51.6 percent) owned by Baltia's President, Mr. Igor Dmitrowsky. Baltia further declares that all key personnel

------------------------

  1        Revocation of Baltia's certificate for dormancy is stayed
     pending action by the Department on the applicant's exemption request.

  2         Baltia requested confidential treatment for nine
     documents containing information on Baltia's private financing and market research. This request is addressed below under
     the heading  Request for Confidential Treatment.   In
     addition, the applicant filed supplemental information on August 6 and 28, and on September 2, 1997.

  remain unchanged with two exceptions. Mr. Paul D. Asmus has been named Director of Safety,3 and Mr. Anthony Murello will serve as Manager of Technical Quality Assurance.4

         Baltia states that it plans to begin operations with one B-747-100 providing one round-trip flight per week between New York and St. Petersburg during the first month, three round-trip flights during the next three months, and five round-trip flights thereafter. A second B-747-100 is expected to be added in 1998. Baltia supplied confirmation from UAL Services that it has available for purchase by Baltia two B-747-100 aircraft and parts. The first aircraft is to be delivered in October 1997, and the second in May 1998. UAL Services and Northwest Aerospace Training Corporation (NATCO) have agreed to provide crew training, and Pratt & Whitney and Evergreen Air Center will provide maintenance training and heavy maintenance services and facilities. The applicant declares that, at JFK International
  Airport in New York, arrangements have been made with Icelandair to share station facilities. Paramount Cargo Marketing, Inc., has agreed to assist Baltia in establishing its cargo handling operation and serve as its cargo consolidator, prepaying for block space on Baltia flights. At Pulkovo Airport in St.
  Petersburg, Baltia has arranged station facilities with the airport, and ground handling and fuel services with Aer Rianta.

  Baltia's most recent profit and loss forecast for its first year of operations shows projected total operating expenses of $34,554,591; the applicant states that its pre-operating expenses are estimated at $2,701,000. Therefore, the funds needed by Baltia to meet the Department's financial fitness criteria are $12,177,066.5



---------------------------

  3        Mr. Asmus spent eight years working as an aircraft
     mechanic with such carriers as Hawaiian Airlines, Air California, and The Flying Tiger Line, where he gained maintenance experience with the B-747 aircraft. Over the next eleven years, he owned and operated a rotorcraft air taxi service in Lihue, Hawaii. For the past five years, Mr. Asmus has worked as a consultant on aircraft safety, procurement, and noise. Mr. Asmus holds an FAA-issued Airframe and Powerplant Certificate with an Inspection Authorization.

  4        Mr. Murello has worked in aircraft maintenance since
     1954. He was employed by Lockheed Aircraft Service where he performed line maintenance on aircraft including the B-747 and functioned as supervisor for airframe and powerplant mechanics. He also served as Maintenance Supervisor for Braniff International Airways, and as Maintenance Representative and Inspector for Overseas National Airlines. For the past 20 years, Mr. Murello has been employed as an Instructor of Aviation Mechanics at the Nassau County Board of Cooperative Educational Services, where he prepares students for FAA certification. He holds an FAA Airframe and Powerplant Mechanic Certificate.

  5       This amount is comprised of the company's working capital
     deficit of $837,419, its projected pre-operating costs of $2,701,000, plus $8,638,648, which is one-fourth of the applicant's estimated total first-year operating costs of $34,554,591. To meet the Department's financial fitness criteria, an applicant should have access to financial resources sufficient to cover its pre-operating expenses and the expenses that are reasonably projected to be incurred during three months of normal certificated operations.
     Because projected operations during the first several months of air transportation services frequently do not include all costs that will be incurred during a normal period of operations, it is our practice to base our three-month standard on one quarter of the first year's operating cost forecast. Projected revenues are not used to offset any of this amount.

  Baltia declares that in March 1996, it filed a best efforts initial public offering ( IPO ) registration statement with the Securities and Exchange Commission ( SEC ), which approved the statement in September 1996. Baltia asserts that, due to unforeseen internal problems encountered by the underwriter and unusually low interest by the public in IPOs, Baltia suspended its still incomplete offering in March 1997. In June, Baltia obtained a new underwriter, Global Equities Group, Inc., which has verified that it has been engaged to underwrite a firm commitment offering of $6,500,000, from which Baltia would receive proceeds of $5,420,000. The applicant declares that the offering will commence once the SEC approves the amendments to Baltia's registration statement covering the change from best efforts to firm commitment and the change in underwriters.6

  Baltia anticipates that the exercise of public and underwriter stock warrants and options and additional public stock sales from an over-allotment option will result in additional resources of $1.5 million in 1997 and $22.9 million in 1998. In addition, Baltia has arranged a proposed $6 million bond offering to be handled by W. R. Lazard, Laidlaw & Luther following completion of
  the IPO.7    The applicant also provided independent verification
  that the Lateko Banka, a Latvian economic commercial bank located in Riga, had extended to January 1998 its offer of a $6.5 million
  letter-of-credit.8    Evidence was also furnished that
  approximately $400,000 in prepaid advertising would be arranged by Corinthian Media and its subsidiary, Kent Trading, Inc., and that a one-month credit for fuel at JFK would be provided by Texaco.


-----------------------

  6        According to Baltia's draft offering prospectus, as of
     June 30, 1997, the company had a working capital deficit of $837,419, total assets of $402,243, total liabilities of $843,572, and a stockholders deficit of $441,329. In June 1997, a total of $3,079,070 in demand notes, accounts payable, and accrued expenses owed to stockholders were converted to restricted shares of stock or were forgiven.

  7        A condition of the bond financing is Baltia's acquisition
     of a letter-of-credit guaranteeing the payment of the bonds.

  8        Conditions associated with being able to make draws
     against the Lateko Banka line-of-credit include a two weeks notice of a proposed draw, and Baltia's maintaining an account in the bank with sufficient convertible currency to perform any target programs the company may have in Latvia. Baltia states that it has no plans for any target programs in Latvia during the first 12 months. As discussed in Order 96-1-24, Lateko Banka is a relatively small financial institution. As of December 31, 1996, the bank had total assets of U.S.$26.4 million, total deposits of U.S.$14.8 million, and total capital and reserves of U.S.$3.6 million (Thomson Bank Directory, June-November 1997 edition, p. 2148). These figures indicate a reduction of 34 percent in the bank's total assets and a 53.7 percent reduction in its total deposits as of March 31, 1995, as reported by Polk World Bank Directory, 1995/1996 edition (see p. 7, note 9, Order 96-1-24).
     Therefore, we are reaffirming our decision in the latter order not to rely on the Lateko Banka credit line in calculating Baltia's available resources for purposes of meeting the Department's financial fitness criteria. In addition, as we stated in Order 96-1-24, if Baltia should make a draw against the Lateko Banka credit line and subsequently default on repayment of that obligation, we direct Baltia to notify the Department immediately, prior to any action that the bank might take as a result of the default.

  By the end of the six-month extension being granted to Baltia in this order, i.e., by February 7, 1998, Baltia must have commenced operations. Before that time, it must have provided (in addition to documentation of its FAA certification and liability insurance) independent verification that it has available to it resources sufficient to meet the Department's financial fitness criteria, calculated on the basis of the applicant's service proposal.

  Answer by Delta Air Lines


  On August 7, 1997, Delta Air Lines filed an answer to Baltia's exemption request, stating that it was taking no position on Baltia's continuing fitness to perform the proposed New York-St. Petersburg air service or on whether Baltia should be granted the extension of time to institute operations. Delta, however, expressed opposition to the Department's continuing to reserve five of the U.S.-Russia flight frequencies for Baltia indefinitely. Delta stated that it was concurrently filing (Docket OST-97-2790) a request for the allocation to Delta of 1.5 of the unused U.S.-Russia frequencies, with the condition that Delta would relinquish the frequencies if Baltia was able to commence operations to Russia within the six-month period covered by its exemption request. Baltia filed a reply in opposition to Delta's proposal on August 13.

  Since Delta acknowledges that its comments are not pertinent to the issues under consideration in this proceeding (i.e., Baltia's fitness and its request for additional time in which to institute its proposed operations), the matter of the allocation of the U.S.-Russia frequencies will be addressed in Docket OST-97-2790.

  Findings

  We have carefully considered the information Baltia has provided as evidence of its progress toward operational readiness. We note that the SEC approved Baltia's initial IPO prospectus, and that the company has reached an agreement with an investment company to underwrite a firm commitment offering, the proceeds from which would be sufficient to meet our financial fitness criteria for an operation consisting of one round-trip flight per week between New York and St. Petersburg with one B-747-100 aircraft. However, Baltia has also developed other sources of revenues, investment capital and operational resources. It has maintained virtually all of its key personnel and has arrangements in place for acquiring aircraft, and for station, maintenance, fuel, and other needed services. We also note that the Department has not received any objections to the requested exemption.

  Therefore, we find that it is in the public interest to grant the company's request for an exemption from the revocation provision of section 204.7 until February 7, 1998.9

  Request for Confidential Treatment


   Baltia filed motions requesting that nine documents be accorded confidential treatment under 14 CFR 302.39. These documents are
  (1) two exploratory letters of interest and three draft agreements containing terms and conditions under which Corinthian Media and Kent Trading, Inc., will provide media advertising to Baltia; (2) a letter to Baltia from Paramount Cargo Marketing, Inc., containing cargo revenue projections for the first year of a proposed arrangement between Paramount and Baltia; (3) two documents containing data provided by the U.S. Department of Commerce on growth of U.S.-Russia passenger and cargo traffic; and (4) a letter of engagement from Global Equities Group, Inc., expressing its intention to enter into an agreement to underwrite Baltia's initial public stock offering.
  Baltia argues that all of these documents contain private marketing and/or financial data that were made available to the Department in order to confirm Baltia's preparedness to institute operations, but would not otherwise be disclosed to the public.

  Rule 39 instructs us to evaluate requests for confidential treatment in accordance with the standards of disclosure found in the Freedom of Information Act (5 U.S.C. section 552). By this standard, information may be withheld from disclosure if it is "(1) commercial or financial, (2) obtained from a person outside the government, and (3) privileged or confidential."10

         The information sought to be withheld from disclosure clearly meets the first two requirements. The only question, therefore, is whether the information is privileged or confidential -- whether "disclosure of the information is likely to have either of the following effects: (1) to impair the government's ability to obtain necessary information in the future; or (2) to cause substantial harm to the competitive position of the person from whom the

----------------------
  9         We remind Baltia that, before its certificate authority
     may ultimately be made effective, it must submit an accident plan, pursuant to 49 U.S.C. 41113. Title VII of the Federal Aviation Reauthorization Act of 1996 (P.L. 101-264) adds a new section 41113 to the Statute requiring certificated air carriers to develop and submit to the Department and the National Transportation Safety Board a plan ( accident plan ) to address the needs of families of passengers in an accident involving an aircraft of the air carrier and resulting in a major loss of life. Section 41113(b) describes the specific contents of the plan, which covers passengers (including employees of the air carrier) and other victims. Section 41113(c) prohibits the Department from issuing a certificate after April 9, 1997, unless the applicant has filed a plan that meets the requirements of subsection (b).

  10   Gulf & Western Industries, Inc. v. US., 615 F.2d 527, 529
     (D.C. Cir. 1979).

  information was obtained."11    Furthermore, to be
  privileged or confidential, the information must not be of the type that is usually released to the public.12

  We find that the correspondence and agreements between Baltia and its underwriter, and potential vendors and agents contain proprietary financial and marketing details that should not be available for public inspection. We find that the public disclosure of this material in this proceeding could result in a competitive disadvantage to the applicant. Therefore, we will grant Baltia's requests to withhold these documents from public disclosure.

  Although the data obtained by Baltia from the Department of Commerce on passenger and cargo traffic between the U.S. and Russia relate specifically to the applicant's proposed business plan, we find that the information is not proprietary; rather, it is available to anyone who desires to research it. Therefore, we will not authorize the withholding of that data. However, we will allow Baltia to withhold two letters addressed to it from the Survey of International Air Travelers and from CIC Research, Inc., dated June 25 and June 17, 1997, respectively, which discuss information prepared for or available to Baltia that was not submitted as evidence in this proceeding. Upon being informally advised of the Department's prospective decision on withholding the traffic data, Baltia resubmitted this material on September 2, 1997, in the public portion of Docket OST-97-2763.13


         ACCORDINGLY,

  1. We confirm the staff action taken on February 6, 1997, granting the request of Baltia Air Lines, Inc., in Docket OST-96-2032, for an exemption from the revocation provisions of section
  204.7 of our rules until August 7, 1997.

  2. We grant the request of Baltia Air Lines in Docket OST-97-2763 for a further exemption from the revocation provisions of section
  204.7 until February 7, 1998.

----------------------
  11   National Parks and Conservation Association v. Morton, 498
     F.2d 765, 770 (D.C. Cir. 1974).

  12   Gulf & Western Industries, Inc., v. U.S., supra, 615 F.2d at
     530.
  13      These documents are as follows:  (1) Passenger Traffic
     Growth, U.S.-St. Petersburg, Russia, 1994 vs. 1995, compiled by Baltia from data obtained from CIC Research, Inc.; (2) Data produced for Baltia by CIC Research as follows: (a) U.S. Travelers to St. Petersburg, Russia, January-December 1995;
     (b) Russian Travelers to the U.S., by City of Residence, January-December 1995; (3) Cargo Traffic Growth, U.S.-Russia, 1993 vs. 1995, compiled by Baltia from data obtained from the Bureau of the Census; (5) Fax Transmittal Sheet addressed to Igor Dmitrowsky from Richard M. Preuss, Bureau of the Census, dated July 22, 1997, transmitting the following data: (a) U.S. Exports with Russia, Total Exports, Air Value and Air Weight, 1992 vs. 1993; (b) U.S. Imports from Russia, Total Value, Air Value and Air Weight, 1992 vs. 1993; (c) U.S. Exports with Russia, Total Exports, Air Value and Air Weight, 1995 vs. 1996; and (d) U.S. Imports from Russia, Total Value, Air Value and Air Weight, 1995 vs. 1996.

  3 To the extent consistent with this order, we grant Baltia Air Lines' motion for confidential treatment of documents.

  4 We will serve a copy of this order on the persons listed in Attachment A.

  By:

                              CHARLES A. HUNNICUTT
                              Assistant Secretary for Aviation
                                and International Affairs
   (SEAL)

                                                       Attachment A

                SERVICE LIST FOR BALTIA AIR LINES, INC.


  Mr Igor Dmitrowsky
  President  Baltia Air Lines Inc
  63-25 Saunders St  Ste 7-I
  Rego Park NY  11374

  Ms Steffanie J Lewis
  The Intl Business Law Firm PC
  Counsel for Baltia Air Lines Inc
  3511 N 13th St
  Arlington VA  22203

  Mr D Scott Yohe
  Senior Vice President-Govt Affairs
  Delta Air Lines Inc
  1629 K St NW
  Washington DC  20006

  Mr John Varley
  Ms Karen Abrahams
  Delta Air Lines Inc
  1030 Delta Blvd
  Law Dept  #986
  Atlanta GA  30320

  Mr Robert E Cohn
  Mr Alexander Van der Bellen
  Shaw Pittman Potts & Trowbridge
  Counsel for Delta Air Lines Inc
  2300 N St NW
  Washington DC  20037

  Mgr  Flight Stds District Office
  Federal Aviation Admin
  990 Stewart Ave  Ste 630
  Garden City NY  11530-4858

  Mr Nicholas A Sabatini
  Mgr  Flight Stds Div  AEA-200
  Federal Aviation Admin
  JFK Intl Airport
  Fitzgerald Federal Bldg
  Jamaica NY  11430

  Ms Loretta E Alkalay
  Asst Chief Counsel  AEA-7
  Federal Aviation Admin
  JFK Intl Airport
  Fitzgerald Federal Bldg
  Jamaica NY  11430

  Amer Assoc of Airport Execs
  4224 King St
  Alexandria VA  22302

  Mr Richard A Nelson
  Official Airline Guides
  2000 Clearwater Dr
  Oak Brook IL  60521

  Mr Jim Zammar
  Dir of Revenue Acctg
  Air Transport Assoc
  1301 Pennsyl Ave NW  Ste 1100
  Washington DC  20004

  Mr Allen Muten
  Asst Treasurer
  Airlines Reporting Corp
  1530 Wilson Blvd  Ste 800
  Arlington VA  22209

  Ms Katherine Hakala
  Actg Mgr  Air Transportation Div
  Office of Flight Stds  AFS-200
  Federal Aviation Admin
  800 Independence Ave SW
  Washington DC  20591

  Mr Richard Birnbach
  Mgr  Field Programs Div
  Office of flight Stds  AFS-500
  Federal Aviation Admin
  PO Box 20034
  Dulles Intl Airport
  Washington DC  20041

  Mr John H Cassady
  Dep Chief Counsel AGC-2
  Federal Aviation Admin
  800 Independence Ave SW
  Washington DC  20591

  Mr Tim Carmody
  Dir  Office of Airline Information
  Dept of Transportation  K-25
  400 7th St SW
  Washington DC  20590